Exhibit 10.1

AMERISOURCEBERGEN CORPORATION

OMNIBUS INCENTIVE PLAN

1.                                      Purpose.  This AmerisourceBergen Corporation Omnibus Incentive Plan (the “Plan”) is adopted by the Board of Directors of AmerisourceBergen Corporation (the “Company”) subject to stockholder approval of the Plan at the 2014 Annual Meeting of Stockholders and shall become effective upon such approval.  The purpose of the Plan is to provide designated employees, non-employee directors, independent contractors and consultants of the Company and its parent and subsidiaries with the opportunity to receive grants of stock-based awards or cash incentive compensation as provided in the Plan.  The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

2.                                      Definitions.  For purposes of the Plan, the following terms shall be defined as follows:

“Administrator” means the particular entity, whether the Compensation Committee, the Board or the Secondary Board Committee, which is authorized to administer the Plan with respect to one or more classes of Eligible Individuals, to the extent such entity is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.

“Award” means an award made pursuant to the terms of the Plan to an Eligible Individual in the form of Stock Options, Stock Appreciation Rights, Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, Section 162(m) Awards, Dividend Equivalent Awards, Cash Incentive Awards or other awards determined by the Administrator.

“Award Agreement” means a written agreement or certificate granting an Award.

“Board” means the Board of Directors of the Company.

“Cash Incentive Award” means a cash incentive award granted to an Eligible Individual pursuant to Section 16 hereof.

“Cause” means a determination by the Administrator that any of the following has occurred: (A) commission of any act of fraud, embezzlement (B) a material breach of any provision of Attachment A, (C) a material breach of any provision of Attachment B, (D) any  unauthorized use or disclosure of confidential information or trade secrets of the Company (or any of its affiliated corporations) or (E) any other willful misconduct adversely affecting the business or affairs of the Company (or any its affiliated corporations); provided, however, if “Cause” is defined in an employment or other written agreement between the Company (or any Parent or Subsidiary) and the Participant, then Cause shall have the meaning assigned to such term in such employment or other agreement.

“Change in Control” shall be deemed to have occurred if:

(i)                                     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 35% of the voting power of the then outstanding securities of the Company, and such person owns more aggregate voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors than any other person;

(ii)                                  The consummation of (x) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (y) a sale or other disposition of all or substantially all of the assets of the Company, or (z) a liquidation or dissolution of the Company; or

(iii)                               A change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least two-thirds of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member  subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

“Common Stock” means the common stock of the Company.

“Compensation Committee” means the Compensation and Succession Planning Committee of the Board which shall at all relevant times be comprised solely of two (2) or more non-employee Board members, each of whom is intended to qualify as a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act), an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Common Stock is then listed, quoted or traded; provided that any action taken by the Compensation Committee shall be valid and effective, whether or not one or more members of the Compensation Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this definition or otherwise provided in the charter of the Compensation Committee.

“Dividend Equivalent Award” means an Award to receive dividend equivalents granted to an Eligible Individual pursuant to Section 14 hereof.

“Eligible Individuals” means the individuals described in Section 6 who are eligible for Awards under the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

“Fair Market Value” shall be determined as follows:

(i)                                     If the Common Stock is publicly traded, then the Fair Market Value per share of Common Stock shall be determined as follows:   (x) if the principal trading market for the Common Stock is a national securities exchange, the closing selling price per share at the close of regular hours of trading on the relevant date (or, if the relevant date is not a day in which the Common Stock is being traded, then the last such date before the relevant date), or (y) if the Common Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked”  prices of shares of Common Stock on the relevant date (or, if the relevant date is not a date upon which a sale was reported, then the last such date before the relevant date).

(ii)                                  If the Common Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Administrator.

“Family Member” means, with respect to a particular Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

“Full Value Award” means an Award other than a Stock Option, Stock Appreciation Right or other Award for which the Participant pays the intrinsic value (whether directly or by forgoing a right to receive a payment from the Company).

“Incentive Stock Option” means a Stock Option that is an “incentive stock option” within the meaning of Section 422 of the Code and designated by the Administrator as an Incentive Stock Option in an Award Agreement.

“Nonqualified Stock Option” means a Stock Option that is not an Incentive Stock Option.

“Parent” means any corporation that is a “parent corporation” within the meaning of Section 424(e) of the Code with respect to the Company.

“Participant” means an Eligible Individual to whom an Award has been granted under the Plan.

“Performance Period” means a fiscal year of the Company or such other period that may be specified by the Compensation Committee in connection with the grant of a Section 162(m) Award.

“Performance Share Award” means a conditional Award of shares of Common Stock granted to an Eligible Individual pursuant to Section 12 hereof.

“Restricted Stock Unit” means a Common Stock-equivalent unit granted to an Eligible Individual pursuant to Section 11 hereof.

“Section 162(m) Award” means an Award described in Section 13 hereof.

“Section 162(m) Participant” means any Participant who is, or could reasonably be expected to become, a “covered employee” within the meaning of Section 162(m) of the Code.

“Secondary Board Committee” shall mean a committee of one or more Board members appointed by the Board to administer the Plan with respect to Eligible Individuals who are not subject to the reporting rules under Section 16(a) of the Exchange Act or Section 162(m) Participants.

“Securities Act” means the Securities Act of 1933, as amended, and the applicable rulings and regulations thereunder.

“Service” means the performance of services for the Company (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an employee, a non-employee member of the Board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the Award Agreement.  For purposes of the Plan, a Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Company or any Parent or Subsidiary or (ii) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Company, even though the Participant may subsequently continue to perform services for that entity.  Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which an Incentive Stock Option may be exercised as such under the federal tax laws, the Participant’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless the Participant is provided with the right to return to Service following such leave either by statute or by written contract.  Except to the extent otherwise required by law or expressly authorized by the Administrator or by the Company’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

“Stock Appreciation Right” means an Award to receive all or some portion of the appreciation on shares of Common Stock granted to an Eligible Individual pursuant to Section 9 hereof.

“Stock Award” means an Award of shares of Common Stock granted to an Eligible Individual pursuant to Section 10 hereof.

“Stock Option” means an Award to purchase shares of Common Stock granted to an Eligible Individual pursuant to Section 8 hereof.

“Subsidiary” means (i) any Subsidiary Corporation or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Administrator designates as a Subsidiary for the purposes of the Plan.

“Subsidiary Corporation” means any corporation which is a “subsidiary corporation” within the meaning of Section 424(f) of the Code with respect to the Company.

“Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock.

“10% Stockholder” means the owner of stock (as determined under Section 424(d) of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any Parent or Subsidiary Corporation).

“Voluntary Retirement” means any voluntary termination of employment by a Participant (i) after reaching age sixty-two (62) and completing sixty (60) full months of continuous employment with the Company and/or its Parent or Subsidiaries or (ii) after reaching age fifty-five (55), where the Participant’s age plus years of continuous employment with the Company and/or its Parent or Subsidiaries equals at least seventy (70).

3.                                      Administration of the Plan.

(a)                                 Administration.  The Compensation Committee (whether acting directly or through a subcommittee of two (2) or more members thereof) shall have sole and exclusive authority to administer the Plan with respect to (i) Eligible Individuals who are subject to the reporting rules under Section 16(a) of the Exchange Act and (ii) awards that are Section 162(m) Awards.  Administration of the Plan with respect to all other Eligible Individuals and other Awards may, at the Board’s discretion, be vested in the Compensation Committee or a Secondary Board Committee, or the Board may retain the power to administer those programs with respect to such persons and awards.

(b)                                 Power and Authority of the Administrator.  Each Administrator shall, within the scope of its administrative functions under Plan, have full power and authority, subject to the express provisions hereof, (i) to select Participants from the Eligible Individuals, (ii) to make Awards in accordance with the Plan, (iii) to determine the number of shares of Common Stock subject to each Award and the cash amount (if any) payable in connection with an Award, (iv) to determine the terms and conditions of each Award, including, without limitation, those related to vesting, forfeiture, payment and exercisability, and the effect, if any, of a Participant’s termination of Service or, subject to Section 21, of a Change in Control on the outstanding Awards granted to such Participant, (v) amend the terms and conditions of an Award after the granting thereof to a Participant (including accelerating the exercisability, vesting or payment of an Award and/or extending the period of time for which a Stock Option or Stock Appreciation Right is to remain exercisable following the Participant’s cessation of Service, (vi) to provide in an Award Agreement for forfeiture of all or part of an Award, whether or not such Award has become exercisable, nonforfeitable or earned or has previously been exercised, as the case may be, and to determine the terms and conditions of such forfeiture, which terms and conditions may include, but are not limited to, non-competition and non-solicitation requirements and/or conditions requiring the repayment to the Company of the vested and/or previously exercised portion of any Award; (vii) to determine whether a Participant has experienced a Triggering Event as defined in Section 17; (viii) to specify and approve the provisions of the Award Agreements delivered to Participants in connection with their Awards, (ix) to interpret any Award Agreement delivered under the Plan, (x) to prescribe, amend and rescind such rules and procedures as it deems necessary or advisable for the proper administration of the Plan, including adopting subplans to the Plan or special terms for Awards granted to Eligible Individuals in countries outside the United States, (xi) to vary the terms of Awards to take account of tax, securities law and other regulatory requirements of various states or foreign jurisdictions, (xi) subject to Section 3(e), delegate to one or more officers of the Company some or all of its authority under the Plan, and (xii) to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

(c)                                  Plan Construction and Interpretation.  The Administrator shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(d)                                 Determinations of Administrator Final and Binding.  All determinations made by the Administrator in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(e)                                  Delegation of Authority.  To the maximum extent permitted by law, the Board or the Compensation Committee may from time to time delegate some or all of its authority under the Plan (including its authority to determine whether a Triggering Event has occurred and the extent to which the consequences of Section 17(a) shall apply) to one or more officers of the Company; provided, however, that in no event shall such officer or officers be delegated any authority to grant Awards to, or amend or make determinations with respect to Awards held by, Eligible Individuals who, at such time, are (A) subject to the reporting rules under Section 16(a) of the Exchange Act, (B) Section 162(m) Participants or (C) officers of the Company who are delegated authority pursuant to this Section 3(e).  Any delegation hereunder shall be subject to the restrictions and limits that the Board or the Compensation Committee specifies at the time of such delegation or thereafter.  The Board or the Compensation Committee may at any time rescind the authority delegated to a delegatee appointed hereunder or appoint a new delegatee.  At all times, a delegatee appointed under this Section 3(e) shall serve in such capacity at the pleasure of the body that appointed such delegatee.  Any action undertaken by the delegatee in accordance with the Board’s or the Compensation Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Board or the Compensation Committee, respectively, and any reference in the Plan to the Board or the Compensation Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the delegatee.

(f)                                    Indemnification.  To the extent allowable pursuant to applicable law, each member of the Board and each officer to whom authority is delegated under Section 3(e) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4.                                      Duration of Plan.  The Plan shall remain in effect until terminated by the Board and thereafter until all Awards granted under the Plan are satisfied by the issuance of shares of Common Stock or the payment of cash or are terminated under the terms of the Plan or under the Award Agreement entered into in connection with the grant thereof.  Notwithstanding the foregoing, no Awards may be granted under the Plan after March 5, 2024.

5.                                      Shares of Stock Subject to the Plan and Award Limitations.

(a)                                 Share Reserve.  Subject to adjustment as provided in Section 20(b), the number of shares of Common Stock that may be issued under the Plan pursuant to Awards shall not exceed, in the aggregate, Twenty-Eight Million (28,000,000) shares (the “Section 5 Limit”).  Such shares may be either authorized but unissued shares, treasury shares or any combination thereof.

For purposes of determining the number of shares that remain available for issuance under the Plan and subject to adjustment as provided in Section 20(b), the following rules shall apply:

(i)                                     the Section 5 Limit shall be reduced on a one-for-one basis for each share of Common Stock subject to an Award other than a Full Value Award and by a fixed ratio of 3.25 shares of Common Stock for each share of Common Stock subject to a Full Value Award;

(ii)                                  the Section 5 Limit shall be increased by one share for each share of Common Stock subject to an Award other than a Full Value Award that expires or is forfeited or otherwise terminated without the issuance of such shares or is settled by the delivery of consideration other than shares of Common Stock and by 3.25 shares for each share of Common Stock subject to a Full Value Award that expires or is forfeited or otherwise terminated without the issuance of such shares or is settled by the delivery of consideration other than shares of Common Stock;

(iii)                               the Section 5 Limit shall be increased by 3.25 shares for each unvested share of Common Stock repurchased or forfeited under a Stock Award; and

(iv)                              the Section 5 Limit shall not be increased by:

(A)                               the number of shares of Common Stock tendered to pay the exercise price of, or to satisfy a Participant’s tax withholding obligations with respect to, a Stock Option or other Award,

(B)                               the number of shares of Common Stock withheld from any Award to satisfy a Participant’s tax withholding obligations or, if applicable, to pay the exercise price of a Stock Option or other Award,

(C)                               the number of shares of Common Stock subject to a Stock Appreciation Right that are not issued in connection with the settlement of the Stock Appreciation Right on exercise thereof, and

(D)                               shares of Common Stock purchased on the open market with the cash proceeds from the exercise of Stock Options.

In addition, any shares of Common Stock underlying Substitute Awards shall not be counted against the Section 5 Limit set forth in the first sentence of this Section 5(a).

(b)                                 Limitation on Awards.  Subject to adjustment as provided in Section 20(b),

(i)                                     in the case of Stock Options and stand-alone Stock Appreciation Rights that are settled in shares, the maximum aggregate number of shares of Common Stock with respect to which such Stock Options and Stock Appreciation Rights may be granted to any Participant in any fiscal year of the Company under the Plan shall be Three Million (3,000,000);

(ii)                                  in the case of Awards other than Stock Options and Stock Appreciation Rights that are settled in shares, the maximum aggregate number of shares of Common Stock with respect to which such Awards may be granted to any Participant in any fiscal year of the Company under the Plan shall be One Million (1,000,000);

(iii)                               in the case of Awards that are settled in cash based on the Fair Market Value of a share of Common Stock, the maximum aggregate amount of cash that may be paid pursuant to Awards granted to any Participant in any fiscal year of the Company under the Plan shall be equal to the Fair Market Value per share of Common Stock on the relevant vesting, payment or settlement date multiplied by the number of shares described (A) in the preceding clause (i), in the case of cash-settled Stock Appreciation Rights, or (B) in the preceding clause (ii), in the case of such Awards other than cash-settled Stock Appreciation Rights;

(iv)                              in the case of all other Awards, the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than shares that may be paid or delivered pursuant to Awards under the Plan to any Participant in any fiscal year of the Company shall be equal to Ten Million Dollars ($10,000,000);

(v)                                 the maximum aggregate number of shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be Twenty-Eight Million (28,000,000); and

(vi)                              a non-employee director may not receive stock-based awards under the Plan, whether in the form of stock options, stock appreciation rights, stock, restricted stock units, performance shares, or other stock-based awards, with an aggregate grant date value in excess of $500,000 in any fiscal year.  Such limitation does not apply to any cash retainer fees converted into equity awards at the election of the non-employee director.

For purposes of this Section 5(b), each share of Common Stock subject to an Award (including a Full Value Award) shall be counted as one share against the Award limits set forth above.

6.                                      Eligible Individuals.  Awards may be granted by the Administrator to individuals (“Eligible Individuals”) who are officers or other employees, non-employee directors, independent contractors or consultants of the Company (or a Parent or Subsidiary) with the potential to contribute to the future success of the Company or its Parents or Subsidiaries.  An individual’s status as a member of the Board, the Compensation Committee or any Secondary Board Committee or an officer to whom authority is delegated under Section 3(e) shall not affect his or her eligibility to participate in the Plan.

7.                                      Awards Generally.  Awards under the Plan may consist of Stock Options, Stock Appreciation Rights, Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, Section 162(m) Awards, Dividend Equivalent Awards, Cash Incentive Awards or other awards determined by the Administrator.  The terms and provisions of an Award shall be set forth in a written Award Agreement approved by the Administrator.

8.                                      Stock Options.

(a)                                 Terms of Stock Options Generally.  Subject to the terms of the Plan and the applicable Award Agreement, each Stock Option shall entitle the Participant to whom such Stock Option was granted to purchase the number of shares of Common Stock specified in the applicable Award Agreement and shall be subject to the terms and conditions established by the Administrator in connection with the Award and specified in the applicable Award Agreement.  Upon satisfaction of the conditions to exercisability specified in the applicable Award Agreement, a Participant shall be entitled to exercise the Stock Option in whole or in part and to receive, upon satisfaction or payment of the exercise price or an irrevocable notice of exercise in the manner contemplated by Section 8(e) below, the number of shares of Common Stock in respect of which the Stock Option shall have been exercised.  Stock Options may be either Nonqualified Stock Options or Incentive Stock Options.

(b)                                 Exercise Price.  The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Administrator at the time of grant and set forth in the Award Agreement; provided, however, that the exercise price per share shall be no less than 100% of the Fair Market Value per share on the date of grant.  Notwithstanding the foregoing, the exercise price per share of a Stock Option that is a Substitute Award may be less than the Fair Market Value per share on the date of award, provided the requirements of Treas. Reg. § 1.409A-1(b)(5)(v)(D) are met.

(c)                                  Option Term.  The term of each Stock Option shall be fixed by the Administrator and set forth in the Award Agreement; provided, however, that a Stock Option shall not be exercisable after the expiration of ten (10) years from the date the Stock Option is granted.

(d)                                 Effect of Termination of Service.  The following provisions shall govern the exercise of any Stock Options that are outstanding at the time of the Participant’s cessation of Service:

(i)                                     Any Stock Option outstanding at the time of the Participant’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Administrator and set forth in the Award Agreement, but no such option shall be exercisable after the expiration of the option term.

(ii)                                  Any Stock Option held by the Participant at the time of the Participant’s death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Participant’s estate or by the person or persons to whom the option is transferred pursuant to the Participant’s will or the laws of inheritance or by the Participant’s designated beneficiary or beneficiaries of that option.

(iii)                               Should the Participant’s Service be terminated for Cause or should the Participant otherwise engage in conduct constituting grounds for a termination for Cause while holding one or more outstanding Stock Options, then all of those Stock Options shall terminate immediately and cease to be outstanding.

(iv)                              During the applicable post-service exercise period, the Stock Option may not be exercised in the aggregate for more than the number of vested shares of Common Stock for which the Stock Option is at the time exercisable. No additional shares shall vest under the Stock Option following the Participant’s cessation of Service, except to the extent (if any) specifically authorized by the Administrator in its sole discretion pursuant to an express written agreement with the Participant.  Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the Stock Option shall terminate and cease to be outstanding for any shares for which the Stock Option has not been exercised.

The Administrator shall have complete discretion, exercisable either at the time a Stock Option is granted or at any time while the Stock Option remains outstanding, to:

(i)                                     extend the period of time for which the Stock Option is to remain exercisable following the Participant’s cessation of Service from the limited exercise period otherwise in effect for that Stock Option to such greater period of time as the Administrator shall deem appropriate, but in no event beyond the expiration of the option term,

(ii)                                  include an automatic extension provision whereby the specified post-service exercise period in effect for any Stock Option shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-service exercise period during which the exercise of that Stock Option or the immediate sale of the shares acquired under such Stock Option could not be effected in compliance with the applicable registration requirements of federal and state securities laws, but in no event shall such an extension result in the continuation of such Stock Option beyond the expiration date of the term of that option, and/or

(iii)                               permit the Stock Option to be exercised, during the applicable post-service exercise period, not only with respect to the number of vested shares of Common Stock for which such Stock Option is exercisable at the time of the Participant’s cessation of Service but also with respect to one or more additional installments in which the Participant would have vested had the Participant continued in Service.

(e)                                  Payment of Exercise Price.  Subject to the provisions of the applicable Award Agreement, the exercise price of a Stock Option may be paid in one or more of the following forms:

(i)                                     cash or check made payable to the Company;

(ii)                                  previously owned shares of Common Stock (whether delivered in the form of actual stock certificates or through attestation of ownership) held for the requisite period (if any) necessary to avoid any resulting charge to the Company’s earnings for financial reporting purposes and valued at Fair Market Value on the exercise date;

(iii)                               through the withholding of shares subject to the Stock Option with a Fair Market Value on the date of exercise equal to the aggregate exercise price; or

(iv)                              through a “cashless exercise” procedure which is approved by the Company involving a brokerage firm (reasonably satisfactory to the Company for purposes of administering such procedure in compliance with the Company’s pre-clearance/pre-notification policies) thereby affording Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the Stock Option exercise price and to satisfy withholding tax obligations related to the Stock Option.

(f)                                    Incentive Stock Options.  Incentive Stock Options shall be granted only to employees of the Company or any then existing Parent or Subsidiary Corporation and the terms of each Incentive Stock Option shall, in addition to the other requirements of this Section 8, comply with the following provisions:

(i)                                     the aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any employee under the Plan (or any other option plan of the Company or any Parent or Subsidiary Corporation ) may for the first time become exercisable as Incentive Stock Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).  To the extent the employee holds two (2) or more such options that become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Stock Options shall be applied on the basis of the order in which such options are granted, except to the extent otherwise provided under applicable law or regulation;

(ii)                                  if the Participant to whom the Incentive Stock Option is granted is a 10% Stockholder, then the option term shall not exceed five (5) years measured from the option grant date, and the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date; and

(iii)                               during the Participant’s lifetime, the Incentive Stock Option may be exercised only by the Participant and the Incentive Stock Option, together with the shares of Common Stock subject to that option during the period prior to exercise, shall not be assignable or transferable other than by will or by the laws of inheritance following the Participant’s death.

Any Stock Option (or portion thereof) that, for any reason, fails to meet the requirements of Section 422 of the Code or any successor provision shall be a Nonqualified Stock Option.  Any Stock Option that is specifically designated as Nonqualified Stock Option shall not be subject to the terms of this Section 8(f).

9.                                      Stock Appreciation Rights.  Stock Appreciation Rights shall be subject to the terms and conditions established by the Administrator in connection with the award thereof and specified in the applicable Award Agreement; provided, however, that the exercise price per share of Common Stock subject to a Stock Appreciation Right shall be no less than 100% of the Fair Market Value per share on the date of grant and the Stock Appreciation Right shall not be exercisable after the expiration of ten (10) years measured from the grant date.  Subject to the provisions of Section 17, the exercise of a Stock Appreciation Right shall entitle a Participant to an amount, if any, equal to the Fair Market Value of a share of Common Stock on the date of exercise over the Stock Appreciation Right exercise price specified in the applicable Award Agreement.  At the discretion of the Administrator, payments to a Participant upon exercise of a Stock Appreciation Right may be made in shares of Common Stock, cash or a combination thereof.  A Stock Appreciation Right may be granted alone or in addition to other Awards, or in tandem with a Stock Option.  If granted in tandem with a Stock Option, a Stock Appreciation Right shall cover the same number of shares of Common Stock as covered by the Stock Option (or such lesser number of shares as the Administrator may determine) and shall be exercisable only at such time or times and to the extent the related Stock Option shall be exercisable, and shall have the same term and exercise price as the related Stock Option.  Upon exercise of a Stock Appreciation Right granted in tandem with a Stock Option, the related Stock Option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, if the related Stock Option is exercised as to some or all of the shares covered by the tandem grant, the tandem Stock Appreciation Right shall be canceled automatically to the extent of the number of shares covered by the Stock Option exercised.  The provisions governing the exercise of Stock Appreciation Rights following the cessation of the Participant’s Service shall be substantially the same as set forth in Section 8(d) for Stock Options granted under the Plan.

10.                               Stock Awards.  Stock Awards shall consist of one or more shares of Common Stock granted to an Eligible Individual, and shall be subject to the terms and conditions established by the Administrator in connection with the Award and specified in the applicable Award Agreement.  Stock Awards may be issued for cash or no cash consideration and as fully vested shares or subject to vesting conditions as determined by the Administrator; provided, however, that each Stock Award shall be subject to at least one of the following minimum vesting requirements:  (a)  a performance-based vesting requirement that expires not less than one (1) year following the date of grant or (b) a time-based vesting requirement that expires based on the Eligible Individual remaining in Service for not less than three (3) years from the date of grant of the Stock Award.  Notwithstanding anything to the contrary however, the Administrator shall be permitted to waive any vesting conditions applicable to any Stock Award.  Except as otherwise provided in the applicable Award Agreement, a Participant shall have all the rights of a stockholder with respect to any shares of Common Stock issued to the Participant under a Stock Award, whether or not the Participant’s interest in those shares is vested.

11.                               Restricted Stock Units.  The Administrator may from time to time grant Awards to Eligible Individuals denominated in Common Stock-equivalent units in such amounts and upon such terms and conditions (including vesting conditions) as the Administrator shall determine and as set forth in an applicable Award Agreement; provided, however, that each Restricted Stock Unit Award shall be subject to at least one of the following minimum vesting requirements:  (a) a performance-based vesting requirement that expires not less than one (1) year following the date of grant or (b) a time-based vesting requirement that expires based on the Eligible Individual remaining in Service for not less than three (3) years from the date of grant of the Stock Award.  Notwithstanding anything to the contrary however, the Administrator shall be permitted to waive any vesting conditions applicable to any Restricted Stock Unit Award.  Restricted Stock Units granted to a Participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets.  An Award of Restricted Stock Units may be settled in shares of Common Stock, cash, or in any combination of Common Stock and cash as the Administrator shall determine.  Except as otherwise provided in the applicable Award Agreement, the Participant shall not have the rights of a stockholder with respect to any Common Stock represented by a Restricted Stock Unit.  However, Dividend Equivalents may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding Restricted Stock Units, subject to such terms and conditions as the Administrator may deem appropriate.

12.                               Performance Share Awards.  Performance Share Awards shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Administrator deems appropriate.  Each Award Agreement shall set forth the number of shares of Common Stock to be earned by a Participant upon satisfaction of certain specified performance criteria and subject to such other terms and conditions as the Administrator deems appropriate.  Payment in settlement of a Performance Share Award shall be made as soon as practicable following the conclusion of the applicable performance period, or at such other time as the Administrator shall determine, in shares of Common Stock, cash or in a combination of Common Stock and cash, as the Administrator shall determine.

13.                               Section 162(m) Awards.

(a)                                 Terms of Section 162(m) Awards Generally.  In addition to any other Awards under the Plan, the Compensation Committee shall have the authority to grant Awards that are intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code (“Section 162(m) Awards”).  Section 162(m) Awards may consist of Stock Options, Stock Appreciation Rights, Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, Dividend Equivalent Awards, Cash Incentive Awards or other awards the vesting, exercisability and/or payment of which is conditioned upon the attainment for the applicable Performance Period of specified performance targets related to designated performance goals for such period selected by the Compensation Committee from among the performance goals specified in Section 13(b) below.  Section 162(m) Awards will be made in accordance with the procedures specified in applicable Treasury regulations for compensation intended to be “qualified performance-based compensation.”

(b)                                 Performance Goals.  Performance Goals shall mean any of the following performance criteria upon which the vesting of one or more Awards under the Plan may be based:   (i) cash flow (including net cash flow, cash flow from operations, free cash flow (i.e. cash flow from operations less capital expenditures), cash flow from investing activities and cash flow from financing activities); (ii) earnings  (including total earnings, earnings from operations, gross profit, gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); (iii) income from continuing operations, income from continuing operations before taxes, income from continuing operations before taxes and interest, income from continuing operations before taxes, interest, depreciation and amortization, income from continuing operations before special items (including warrant expense, LIFO charges, employee severance, litigation expenses, deal amortization and other expenses, all net of taxes); (iv) earnings per share and earnings per share from continuing operations, diluted or basic; (v) growth in earnings or earnings per share, diluted or basic; (vi) stock price; (vii) return on equity or average stockholder equity; (viii) total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; (ix) return on capital; (x) return on assets or net assets; (xi) net asset turnover or change in assets; (xii) capital expenditures; (xiii) invested capital, return on capital or return on committed or invested capital; (xiv) revenue, growth in revenue or return on sales; (xv) income or net income; (xvi) operating income, net operating income or net operating income after tax; (xvii) operating profit or net operating profit; (xviii) gross or operating margin; (xix) profitability by product or program line, business unit, or segment; (xx) return on operating revenue or return on operating profit; (xxi) distribution, selling, general and/or administrative expenses; (xxii) operating expenses; (xxiii) operating expenses as a percentage of revenue; (xxiv) overhead or other expense reduction; (xxv) dividend payment yield or dividend payout ratio; (xxvi) net or gross sales; (xxvii) days sales outstanding; (xxviii) days inventory on hand; (xxix) inventory turnover; (xxx) economic value added; (xxxi) cost of capital; (xxxii) litigation and regulatory resolution goals; (xxxiii) budget comparisons; (xxxiv) productivity; (xxxv) growth in stockholder value relative to the growth of the S&P 500 or S&P 500 Index, the S&P Global Industry Classification Standards (“GICS”) or GICS Index, or another peer group or peer group index; (xxxvi) debt or debt reduction; (xxxvii) credit rating; (xxxviii) development and implementation of key projects, strategic plans and/or organizational restructuring goals; (xxxix) performance achievements on certain designated projects or objectives; (xl) development and implementation of risk and crisis management programs; improvement in workforce diversity; (xli) productivity goals; (xlii) workforce management and succession planning goals; (xliii) measures of  customer satisfaction, employee satisfaction, employee retention or staff development; (xliv) development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (xlv) merger and acquisitions; (xlvi) measures of market share; (xlvii) maintenance of an investment grade rating; (xlviii) buy-side margin or other specific financial criteria related to inventory purchasing; (xlix) regulatory compliance, (l) specific diversity and/or succession goals or implementation; and (li) other similar criteria consistent with the foregoing.

In addition, such performance criteria may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any Parent or Subsidiary.  Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned.  Each applicable performance goal may be appropriately adjusted for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax law, accounting principles or other such laws, regulations or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary, unusual or nonrecurring items; (F) the operations of any business acquired by the Company; (G) severance, contract termination and other costs related to exiting certain business activities, discontinued operations or the divestiture of one or more business operations; (H) currency fluctuations; (I) non-cash items, such as amortization, depreciation or reserves; (J) recapitalization, merger, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets or other similar corporate transaction; (K) gains or losses from the early extinguishment of debt; (L) stock dividend or stock split; (M) items relating to major licensing or partnership arrangements; and (N) any other adjustment consistent with the operation of the Plan.

(c)                                  Other Performance-Based Compensation.  The Compensation Committee’s decision to make, or not to make, Section 162(m) Awards within the meaning of this Section 13 shall not in any way prejudice the qualification of any other Awards as performance based compensation under Section 162(m).  In particular, Awards of Stock Options and Stock Appreciation Rights may, pursuant to applicable regulations promulgated under Section 162(m), be qualified as performance-based compensation for Section 162(m) purposes without regard to this Section 13.

14.                               Dividend Equivalent Awards.

(a)                                 The Administrator may grant Dividend Equivalents to any Eligible Individual based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Participant and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator.  Such Dividend Equivalents shall be converted to cash or additional shares of Common stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.  In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

(b)                                 Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Stock Options or Stock Appreciation Rights.

15.                               Cash Incentive Awards.  The Administrator shall have the authority to grant Cash Incentive Awards which are to vest in one or more installments over the Participant’s continued Service or upon the attainment of specified performance goals.  The vesting schedule and other terms applicable to each Cash Incentive Award shall be determined by the Administrator and incorporated into the Award Agreement.  The Compensation Committee shall also have the authority, consistent with Section 162(m) of the Code, to structure one or more Cash Incentive Awards so that those Awards qualify as Section 162(m) Awards pursuant to Section 13.

16.                               Other Awards.  The Administrator shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above which the Administrator determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof.  Other Awards shall also include cash payments under the Plan which may be based on one or more criteria determined by the Administrator which are unrelated to the value of Common Stock and which may be granted in tandem with, or independent of, other Awards under the Plan.

17.                               Special Forfeiture and Repayment Rules.

(a)                                 In the event the Administrator determines in its sole discretion that a Triggering Event (as defined in Section 17(b) below) has occurred with respect to a Participant and unless otherwise set forth in the applicable Award Agreement, then:

(i)                                     Provided the application of this Section 17(a)(i) has not been waived by the Administrator, any (A) outstanding Stock Option and/or Stock Appreciation Right then held by the Participant (or his permitted transferee), whether or not vested and exercisable, (B) outstanding Stock Awards and/or Restricted Stock Unit Awards granted to the Participant as to which the restrictions have not lapsed (or, with respect to Restricted Stock Unit Awards, restrictions have lapsed but the shares of Common Stock or cash have not been delivered), (C) Performance Share Awards and/or Section 162(m) Awards as to which the applicable performance period has not expired or the applicable performance period has expired but such Award has not yet been paid and/or (D) Cash Incentive Awards granted to the Participant that have not vested (or that have vested but such Award has not yet been paid), will immediately and automatically be forfeited and such Participant (or his permitted transferee) will have no further rights with respect to that Award; and

(ii)                                  Provided the application of this Section 17(a)(ii) has not been waived by the Administrator, if the Participant (or his permitted transferee) exercised a Stock Option or Stock Appreciation Right within the 12-month period immediately prior to the date of the acts or omissions that gave rise to such Triggering Event or anytime thereafter, within 10 days of receiving written notice from the Company that a Triggering Event has occurred, the applicable Participant shall pay to the Company an amount equal to the product of the number of shares of Common Stock as to which the Stock Option or Stock Appreciation Right was exercised, multiplied by the excess, if any, of the Fair Market Value per share of Common Stock on the date of exercise over the per share exercise price of that Stock Option or Stock Appreciation Right.

(iii)                               Provided the application of this Section 17(a)(iii) has not been waived by the Administrator, if restrictions imposed on Stock Awards and/or Restricted Stock Unit Awards have lapsed (and, with respect to Restricted Stock Unit Awards, the shares of Common Stock or cash have been delivered to the Participant) within the 12-month period immediately prior to the date of the acts or omissions that gave rise to such Triggering Event or anytime thereafter, within 10 days of receiving written notice from the Company that a Triggering Event has occurred, the applicable Participant shall deliver to the Company a number of unrestricted shares of Common Stock equal to the number of shares of Common Stock (or Common Stock-equivalent units in the case of Restricted Stock Unit Awards) as to which restrictions have so lapsed during such period and any cash received in settlement of such Award; provided that if, at the time delivery of the shares of Common Stock by the Participant is required, such Participant cannot deliver a number of unrestricted shares of Common Stock equal to the number of shares of Common Stock (or Common Stock-equivalent units in the case of Restricted Stock Unit Awards) as to which restrictions have so lapsed during such period, in addition to the delivery of the number of unrestricted shares of Common Stock by such Participant at such time, such Participant shall be required to pay to the Company an amount equal to the product of the number of such shares of Common Stock (or Common Stock-equivalent units in the case of Restricted Stock Unit Awards) as to which restrictions have so lapsed during such period (less the number of shares of Common Stock contemporaneously delivered by the Participant to the Company), multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock as of the date such restrictions lapsed over the per share purchase price paid by the Participant for such shares (or Common Stock-equivalent units), if any.

(iv)                              Provided the application of this Section 17(a)(iv) has not been waived by the Administrator, if, with respect to Performance Share Awards with an applicable performance period which ended within the 12-month period immediately prior to the date of the acts or omissions that gave rise to such Triggering Event or anytime thereafter, the specified performance targets for such performance period have been attained and such Performance Share Award was paid to the Participant, within 10 days of receiving written notice from the Company that a Triggering Event has occurred, the applicable Participant shall deliver to the Company the number of shares of Common Stock or cash paid to the Participant with respect to such Performance Share Award; provided that if, at the time delivery of the shares of Common Stock by the Participant is required, such Participant cannot deliver the shares of Common Stock, such Participant shall be required to pay to the Company an amount equal to the product of the number of such shares of Common Stock delivered to the Participant, multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock as of the date such delivery over the per share purchase price paid by the Participant for such shares, if any.

(v)                                 Provided the application of this Section 17(a)(v) has not been waived by the Administrator, if a Cash Incentive Award was paid to the Participant within the 12-month period immediately prior to the date of the acts or omissions that gave rise to such Triggering Event or anytime thereafter, within 10 days of receiving written notice from the Company that a Triggering Event has occurred, the Participant shall pay to the Company the amount paid to the Participant with respect to such Cash Incentive Award.

(vi)                              Provided the application of this Section 17(a)(vi) has not been waived by the Administrator, if, with respect to a Section 162(m) Award with an applicable Performance Period which ended within the 12-month period immediately prior to the date of the acts or omissions that gave rise to such Triggering Event or anytime thereafter, the specified performance targets for such Performance Period have been attained and such Section 162(m) Award was paid to the Participant, within 10 days of receiving written notice from the Company that a Triggering Event has occurred, the Participant shall pay to the Company an amount equal to: (A) in the case of a Section 162(m) Award that is a Stock Option, Stock Appreciation Right, Stock Award, Restricted Stock Unit Award, Performance Share Award or Cash Incentive Award, the amount to be paid by the Participant to the Company determined pursuant to the provisions of Sections 17(a)(ii)-(v) as applicable, or (B) otherwise, the amount paid to the Participant with respect to such Section 162(m) Award.

(vii)                           Provided the application of this Section 17(a)(vii) has not been waived by the Administrator, if any cash or shares of Common Stock have been paid to the Participant under a Dividend Equivalent Award within the 12-month period immediately prior to the date of the acts or omissions that gave rise to such Triggering Event or anytime thereafter, within 10 days of receiving written notice from the Company that a Triggering Event has occurred, the applicable Participant shall pay to the Company the amount of cash or the number of shares of Common Stock paid to the Participant with respect to such Dividend Equivalent Award; provided that if, at the time delivery of the shares of Common Stock by the Participant is required, such Participant cannot deliver the shares of Common Stock, such Participant shall be required to pay to the Company an amount equal to the product of the number of such shares of Common Stock delivered to the Participant multiplied by the Fair Market Value of one share of Common Stock as of the date of such delivery.

(b)                                 Except as otherwise set forth in an applicable Award Agreement, “Triggering Event” means, unless waived in writing by the Administrator, the occurrence of any of the following:

(i)                                     the date during the Repayment Period (as defined below in Section 17(c)) that the Participant’s Service was involuntarily terminated by the Company (or any Parent or Subsidiary) for Cause;

(ii)                                  the date during the Repayment Period that the Participant  (A) breaches any provisions of Attachment B, (B) without authorization uses or discloses confidential information or trade secrets of the Company (or any of its affiliated corporations) or (C) commits any other intentional misconduct adversely affecting the business or affairs of the Company (or any its affiliated corporations);

(iii)                               the date during the Repayment Period that the Participant breaches any provision of Attachment A;

(iv)                              the date during the Repayment Period that the Administrator determines that the Participant either (i) engaged in conduct that directly or indirectly resulted in the Company having to restate all or a portion of its financial statements or (ii) engaged in conduct which would constitute a breach of any certificate of compliance or similar attestation/certification signed by the Participant;

(v)                                 the date during the Repayment Period that the Participant has violated any material term of an employment agreement, independent contractor agreement, consulting agreement or other similar agreement that the Participant has entered into with the Company (or any Parent or Subsidiary);

(vi)                              the date during the Repayment Period that the Participant disparages or subverts the Company, or makes any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, the Participant’s Service and the termination thereof, irrespective of the truthfulness or falsity of such statement;

(vii)                           the date during the Repayment Period that the Administrator determines that the Participant committed an act or omission while an employee or other service provider of the Company (or Parent or Subsidiary) that was not discovered by the Company (or any Parent or Subsidiary) until after the termination of such Participant’s Service that would, if such Participant were an active employee or other service provider of the Company (or Parent or Subsidiary) at the time such act or omission is discovered, be reason for termination of such Participant’s Service for Cause; or

(viii)                        the date during the Repayment Period that the Participant fails to cooperate with the Company (or any Parent or Subsidiary) in all investigations of any kind, in assisting and cooperating in the preparation and review of documents and meeting with Company counsel, and in providing truthful testimony as a witness in connection with any present or future court, administrative, agency or arbitration proceeding involving the Company (or any Parent or Subsidiary).

(c)                                  Except as set forth in an applicable Award Agreement, “Repayment Period” means:

(i)                                     with respect to Triggering Events described in Sections 17(b)(i), (ii), (v), (vii) and (viii), anytime;

(ii)                                  with respect to Triggering Event described in Sections 17(b)(iii) and (vi), the period that the Participant is employed by, or otherwise provides services to, the Company (or any Parent or Subsidiary), plus the 24-month period immediately following the termination such Service; and

(iii)                               with respect to Triggering Event described in Sections 17(b)(iv), the period that the Participant is employed by, or otherwise provides services to, the Company (or any Parent or Subsidiary), plus the 36-month period immediately following the termination such Service.

(d)                                 The Participant shall also be subject to any clawback, recoupment or other similar policy adopted by the Board as in effect from time to time and Awards and any cash, shares of Common Stock or other property or amounts due, paid or issued to a Participant shall be subject to cancellation, recoupment, rescission, payback or other action in accordance with the terms of such policy.

(e)                                  Unless otherwise set forth in the applicable Award Agreement, by accepting an Award under the Plan, the Participant thereby: (i) agrees to be bound by the terms and conditions of Attachment A and Attachment B and this Section 17, including, without limitation, the required payment provisions of Sections 17(a)(ii)-(v), (ii) acknowledges and agrees that the Company would have not granted such Award in the absence such terms and conditions, (iii) represents and warrants that he will remain in full compliance with such terms and conditions, (iv) agrees to make or cause to be made the required payments set forth in Sections 17(a)(ii)-(v), as applicable, and (v) without limiting the generality of Section 17(e)(iv) above, agrees that the Company may deduct from, and set-off against, any amounts owed to the Participant by the Company or any Parent or Subsidiary (including, without limitation, amounts owed as wages, bonuses, severance, or other fringe benefits) to the extent of the amount owed by the Participant to the Company pursuant to this Section 17.

(f)                                    An Award Agreement evidencing an Award under the Plan as to which this Section 17 applies shall provide the applicable Participant with a reasonable period of time following the date of such Participant’s receipt of such Award Agreement to refuse acceptance of such Award if he disagrees with any of the terms and conditions of this Section 17.  If a Participant refuses acceptance of an Award, the Award will be immediately forfeited, the Participant will have no further rights with respect to such Award, and the shares of Common Stock underlying such Award shall again be available for grant under the Plan.

18.                               Non-transferability.  No Award granted under the Plan or any rights or interests therein shall be sold, transferred, assigned, pledged or otherwise encumbered or disposed of except by will or by the laws of descent and distribution or as may otherwise be required by law; provided, however, that the Administrator may, subject to such terms and conditions as the Administrator shall specify, permit the transfer of an Award to a Participant’s Family Members or to one or more trusts established in whole or in part for the benefit of the Participant or one or more of the Participant’s Family Members; provided further, that the restrictions in this sentence shall not apply to the shares received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed.  During the lifetime of a Participant, a Stock Option or Stock Appreciation Right shall be exercisable only by, and payments in settlement of Awards shall be payable only to the Participant, or, if applicable, the Family Member or trust to whom such Stock Option, Stock Appreciation Right or other Award has been transferred in accordance with the preceding sentence.  Notwithstanding the foregoing, a Participant also may, to the extent permitted by the Administrator, designate one or more beneficiaries of his or her outstanding Awards, and those Awards shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Participant’s death while holding those Awards.  Such beneficiary or beneficiaries shall take the transferred Awards subject to all the terms and conditions of the Plan and the applicable Award Agreement(s) evidencing each such transferred Award.

19.                               Deferred Compensation

(a)                                 Deferrals Permitted.  The Administrator may, in its sole discretion, structure one or more Awards (other than Stock Options or Stock Appreciation Rights) so that Participants may be provided with an election to defer the compensation associated with those Awards for federal income tax purposes.  Any such deferral opportunity shall comply with all applicable requirements of Section 409A of the Code.

(b)                                 Retainer Fee Deferral Program.  The Administrator may implement a non-employee directors retainer fee deferral program under the Plan so as to allow the non-employee directors the opportunity to elect to convert the Board and Board committee retainer fees to be earned for a year into Restricted Stock Units that will defer the issuance of the shares of Common Stock that vest under those Restricted Stock Units until a permissible date or event under Section 409A of the Code.  If such program is implemented, the Administrator shall have the authority to establish such rules and procedures as it deems appropriate for the filing of such deferral elections and the designation of the permissible distribution events under Section 409A of the Code.

20.                               Recapitalization or Reorganization.

(a)                                 Authority of the Company and Stockholders.  The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)                                 Change in Capitalization.  Notwithstanding any provision of the Plan or any Award Agreement, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares, spin-off transaction or any other corporate event affecting the Common Stock as a class without the Company’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, the Administrator, shall make such equitable adjustments it considers appropriate (in the form determined by the Administrator in its sole discretion) to prevent diminution or enlargement of the rights of Participants under the Plan with respect to (i) the aggregate number, class and/or issuer of securities for which Awards in respect thereof may be granted under the Plan, (ii)  the aggregate number, class and/or issuer of securities that may be issued pursuant to Incentive Stock Options granted under the Plan, (iii) the maximum number, class and/or issuer of securities for which any one person may be granted Stock Options or stand-alone Stock Appreciation Rights or other Awards denominated in Common Stock  under the Plan per fiscal year, (iv) the number, class and/or issuer of securities and the exercise price (or other cash consideration, if any) per share in effect under each outstanding Award under the Plan, (v) the number, class and/or issuer of securities subject to the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per share, and (vi) such other adjustments as it deems appropriate.  The Administrator’s determination as to what, if any, adjustments shall be made shall be final and binding on the Company and all Participants.

(c)                                  Limitations.  Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 20(b) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 20(b) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; and (iii) the Administrator shall not have the authority to make any adjustments pursuant to Section 20(b) to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto.

21.                               Change in Control.

(a)                                 Except as otherwise provided in an Award Agreement and except for Awards made to non-employee directors and Cash Incentive Awards, if, within two (2) years following a Change in Control which occurs after the Effective Date, a Participant’s Service as an employee is involuntarily terminated by the Company (or successor thereto) or a Parent or Subsidiary, whether or not for Cause: (i) all Stock Options or Stock Appreciation Rights of such Participant then outstanding shall become fully exercisable as of the date of such termination, whether or not exercisable, (ii) all restrictions and conditions on all Stock Awards of such Participant then outstanding shall lapse as of the date of such termination, (iii) all Restricted Stock Units of such Participant shall become nonforfeitable as of the date of such termination, and (iv) all Performance Share Awards of such Participant shall be deemed to have been fully earned as of the date of such termination.

(b)                                 In addition, in the event of a Change in Control, the Administrator may, in its sole discretion, make any or all of the following adjustments: (A) by written notice to each holder of an outstanding Stock Option or Stock Appreciation Right provide that such holder’s Stock Options or Stock Appreciation Rights shall be cancelled unless exercised within such period as the Administrator shall determine after the date of such notice; (B) provide for the payment upon termination or cancellation of a Stock Option or Stock Appreciation Right (whether or not such Stock Option or Stock Appreciation Right is otherwise exercisable) of an amount in cash, securities and/or other property (or a combination thereof) with an aggregate value equal to: (x) the excess, if any, of the aggregate Fair Market Value as of the date of such Change in Control of the Common Stock then subject to the Stock Option or Stock Appreciation Right over the product of the number of shares of Common Stock then subject to the Stock Option multiplied by the per share exercise price, less (y) an amount equal to the federal, state, local and foreign taxes, if any, required to be withheld, collected, accounted for or paid as a result of such payment; (C) provide for the cancellation of outstanding Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, Section 162(m) Awards or other Awards in exchange for payments of cash, securities and/or other property (or a combination thereof) having an aggregate value equal to the value of such Award, as determined by the Administrator, in its sole discretion; (D) provide for the payment of a Participant’s Cash Incentive Award at target level and/or based upon performance for the abbreviated performance period ending with the Change in Control; (E) substitute other property (including, without limitation, cash or other securities of the Company and securities of an entity other than the Company); and/or (F) make any other adjustments, or take other reasonable action, as the Administrator deems appropriate provided that no such other action impairs any rights that a Participant has under the Plan without such Participant’s consent.

22.                               Amendment of the Plan; Amendment of Outstanding Awards.  The Board or Compensation Committee may at any time and from time to time terminate, modify, suspend or amend the Plan in whole or in part; provided, however, that no such termination, modification, suspension or amendment shall be effective without stockholder approval if such approval is required to comply with any applicable law or stock exchange rule.  Except as otherwise provided in the next sentence or Section 24(e) below, no termination, modification, suspension or amendment of the Plan shall, without the consent of a Participant to whom any Awards shall previously have been granted, adversely affect his or her rights under such Awards.  Furthermore, notwithstanding any provision herein to the contrary, the

Board or Compensation Committee shall have broad authority to amend the Plan or any Award to take into account changes in applicable tax laws (including, without limitation, Section 409A of the Code), securities laws, accounting rules and other applicable state, federal and foreign laws and/or to amend any Award to ensure that the Award is in compliance with the limitations, terms and conditions of the Plan.

23.                               No Repricing of Stock Options or Stock Appreciation Rights.  Notwithstanding any provision in the Plan to the contrary, the Administrator shall not (i) implement any cancellation/regrant program pursuant to which outstanding Stock Options or Stock Appreciation Rights are cancelled and new Stock Options or Stock Appreciation Rights are granted in replacement with a lower exercise price per share, (ii) cancel outstanding Stock Options or Stock Appreciation Rights with exercise prices per share in excess of the then current Fair Market Value per share of Common Stock for consideration payable in cash, equity securities of the Company or in the form of any other Award under the Plan, except in connection with a Change in Control transaction, or (iii) except as otherwise provided in Section 20(b), otherwise directly reduce the exercise price in effect for outstanding Stock Options or Stock Appreciation Rights under the Plan, without in each instance first obtaining stockholder approval.

24.                               Miscellaneous.

(a)                                 Tax Withholding.  The Company’s obligation to deliver shares of Common Stock upon the exercise of any Stock Options or Stock Appreciation Rights or upon the issuance or vesting of any shares issued under the Plan shall be subject to the satisfaction of all applicable federal, state, local and foreign taxes and other amounts required to be withheld, collected or accounted for.  The Company shall, to the extent permitted by law, have the right to deduct any such taxes or other amounts from any payment of any kind otherwise due to the Participant.  The Administrator may, in its sole discretion, withhold (or allow the holder of an Award to elect to have the Company withhold) shares of Common Stock otherwise issuable under an Award in satisfaction of all or a portion of such taxes or amounts with respect to any taxable event relating to such Award.  The number of shares of Common Stock that may be withheld pursuant to this Section 24 shall be limited to the number of shares that have a Fair Market Value on the date of withholding not exceeding the aggregate amount of such taxes or amounts, as determined based on the minimum statutory withholding rates (or such other withholding rates that have been determined by the Administrator to avoid adverse accounting consequences).

(b)                                 No Right to Grants or Employment or Service.  No Eligible Individual or Participant shall have any claim or right to receive grants of Awards under the Plan.  Nothing in the Plan or in any Award or Award Agreement shall confer upon any employee or service provider of the Company (or any Parent or Subsidiary) any right to continued Service with the Company (or any Parent or Subsidiary) or interfere in any way with the right of the Company (or a Parent or Subsidiary) to terminate the Service of any of its employees or service providers at any time, with or without cause.

(c)                                  Unfunded Plan.  The Plan is intended to constitute an unfunded plan for incentive compensation.  Nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company.  In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu thereof with respect to awards hereunder.

(d)                                 Other Employee Benefit Plans.  Payments received by a Participant under any Award made pursuant to the provisions of the Plan shall not be included in, and shall not affect the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company (or any Parent or Subsidiary).

(e)                                  Section 409A.  Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code.  If the Administrator determines that any Award granted hereunder is subject to the requirements of Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code.  Notwithstanding any provision of the Plan to the contrary (including the provisions of Section 22), in the event that the Administrator determines that any Award may be subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code.

(f)                                    Securities and Other Law Restrictions.  The Administrator may require each Eligible Individual purchasing or acquiring shares of Common Stock pursuant to an Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the shares for investment and not with a view to the distribution thereof.  All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, the New York Stock Exchange or any other exchange upon which the Common Stock is then listed, and any applicable federal, state or foreign securities or other law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal, state and foreign securities and other laws.

(g)                                 Compliance with Rule 16b-3.

(i)                                     The Plan is intended to comply with Rule 16b-3 under the Exchange Act or its successors under the Exchange Act and the Administrator shall interpret and administer the provisions of the Plan or any Award Agreement in a manner consistent therewith.  To the extent any provision of the Plan or Award Agreement or any action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator.  Moreover, in the event the Plan or an Award Agreement does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of Awards) shall be deemed automatically to be incorporated by reference into the Plan or such Award Agreement insofar as Participants subject to Section 16 of the Exchange Act are concerned.

(ii)                                  Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Administrator shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability.

(h)                                 Award Agreement.  In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(i)                                    Invalid Provisions.  In the event that any provision of this Plan is found to be invalid, unenforceable or otherwise inconsistent with any applicable law (including, without limitation Section 409A of the Code), such invalidity, unenforceability or inconsistency will not be construed as rendering any other provisions contained herein as invalid, unenforceable or inconsistent, and all such other provisions will be given full force and effect to the same extent as though the invalid, unenforceable or inconsistent provision was not contained herein.

(j)                                    Headings.  Section headings are for reference only.  In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

(k)                                  Expenses.  The costs and expenses of administering the Plan shall be borne by the Company.

(l)                                    Applicable Law.  The validity, construction, interpretation and effect of the Plan and Award Agreements issued under the Plan shall exclusively be governed by and determined in accordance with the law of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

ATTACHMENT A

Restrictive Covenants

1.                                      The Participant acknowledges that the Company is generally engaged in business throughout the United States and other foreign jurisdictions.  During the two-year period following the Participant’s termination of employment for any reason other than a termination by the Company without Cause or, if the Participant terminates employment as a result of Voluntary Retirement, during the period which is the greater of (i) the two-year period following such Voluntary Retirement or (ii) the period beginning on the effective date of such Voluntary Retirement and ending on the date on which any Award granted to such Participant will vest in full, the Participant agrees that he will not, unless acting with the prior written consent of the Company, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, which is engaged in any business, including the wholesale distribution of pharmaceutical products, that, or otherwise engage in any business that, as of the date on which the Participant’s employment with the Company terminates, is engaged in by the Company, has been reviewed with the Board for development to be owned or managed by the Company, and/or has been divested by the Company but as to which the Company has an obligation to refrain from involvement, but only for so long as such restriction applies to the Company; provided, however, that the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this paragraph.

2.                                      The Participant also agrees that he will not, directly or indirectly, during the Participant’s employment by the Company and for two (2) years following the termination of such employment for any reason other than a termination by the Company without Cause, induce any person who is an employee, officer, director, or agent of the Company, to terminate such relationship, or employ, assist in employing or otherwise be associated in business with any present or former employee or officer of the Company, including without limitation those who commence such positions with the Company after the date that such Participant’s employment by the Company terminates.

3.                                      The Participant also agrees to return, immediately following the Participant’s termination of employment, any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of the Participant’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by the Participant while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates.  The Participant acknowledges that all such Corporate Records are the property of the Company.  In addition, the Participant shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers.

4.                                      The Participant acknowledges and agrees that the restrictions contained in this Attachment A are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company and that the Company would not have granted an Award to the Participant in the absence of such restrictions.  In the event that the provisions of this Attachment A should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended such that those provisions are made consistent with the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that those provisions otherwise be enforced to the maximum extent permitted by law.  If a Participant has entered into an agreement pursuant to which such Participant is subject to restrictive covenants with respect to the Company that are similar in nature to the covenants of this Attachment A, the provisions of this Attachment A shall be deemed to be in addition to, not in lieu of, the provisions of such agreement.

For purposes of this Attachment A, the term “Company” shall be deemed to include parents, subsidiaries and affiliates of the Company.

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ATTACHMENT B

Works For Hire Acknowledgment; Assignment

The Participant acknowledges that all of the Participant’s work on and contributions to the products of the Company or any Parent or Subsidiary (collectively, the “Products”), including, without limitation, any and all patterns, designs, artworks and other expressions in any tangible medium (collectively, the “Works”) are within the scope of the Participant’s Service and are a part of the services, duties and responsibilities of the Participant.  All of the Participant’s work on and contributions to the Works will be rendered and made by the Participant for, at the instigation of, and under the overall direction of the Company (or Parent or Subsidiary, as applicable), and all of the Participant’s said work and contributions, as well as the Works, are and at all times shall be regarded as “work made for hire” as that term is used in the United States Copyright Laws.  Without curtailing or limiting this acknowledgment, the Participant hereby assigns, grants, and delivers exclusively to the Company, as to work on and contribution to the Products pursuant hereto all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals.  The Participant will execute and deliver to the Company, or its successors and assigns, such other and further assignments, instruments and documents as it from time to time reasonably may request for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature whatsoever, including all copyrights in and to the Works.  The Participant hereby constitutes and appoints the Company as its agent and attorney-in-fact, with full power of substitution, to execute and deliver said assignments, instruments or documents as the Participant may fail or refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

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